Exhibit (7)(k)

AMENDMENT TO
PARTICIPATION AGREEMENT

This Amendment, dated as of November 20, 2014 (this “Amendment”), to that Agreement (as defined below) is entered into by and among Jefferson National Life Insurance Company (“JNL”) and Jefferson National Life Insurance Company New York (“JNL NY,” and collectively with JNL, the “Company”), each on its own behalf and on behalf of segregated asset accounts of the Company that may be established from time to time (individually, an “Account” and collectively, the “Accounts”); DFA Investment Dimensions Group Inc. (“Fund”); the Fund’s investment adviser, Dimensional Fund Advisors LP (“Adviser”); and DFA Securities LLC (“DFAS”) (individually, a “Party” and collectively, the “Parties”).  All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement (as defined below).

WHEREAS, JNL, Fund, Adviser and DFAS are parties to that certain Participation Agreement, dated as of August 27, 2010 (as amended, the “Agreement”); and

WHEREAS, JNL NY desires to be a Party to the Agreement; and

WHEREAS, JNL, Fund, Adviser and DFAS have agreed with JNL request to amend the Agreement and make JNL NY become a party to the Agreement accordingly;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Joinder.  Each Party hereto hereby agrees that on and as of the date of this Amendment, JNL and JNL NY shall each be deemed to be a “Company” for all purposes of the Agreement, and further:

(a)         JNL NY hereby expressly assumes all obligations and liabilities of a Company under the Agreement; and

(b)         As of this Amendment, each Company hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Agreement that are applicable to a Company is true and correct in all material respects on and as of the date hereof (after giving effect to this Agreement) as if made on and as of such date (unless any representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

2.                                      Effectiveness.  The actions set forth in this Amendment shall be effective as of the date first set forth above.

3.                                      Full Force and Effect.  Except as set forth herein, all provisions of the Agreement shall remain in full force and effect.

4.                                      Further Assurances.  Each of the Parties hereto hereby agrees that, at any time and from time to time, upon the request of any other Party, it shall promptly execute and deliver any and all further instruments and documents and take such further action as such other Party may reasonably request to effectuate the purposes of this Amendment.

5.                                      Counterparts.  This Amendment may be executed and delivered by each Party hereto in separate counterparts, each of which when so delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be duly executed as of the date first set forth above.

Company:

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:
Name:	Craig A. Hawley
Title:	General Counsel & Secretary

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:
Name:	Craig A. Hawley
Title:	General Counsel & Secretary

Fund:

DFA INVESTMENT DIMENSIONS GROUP INC.

By:
Name:
Title:

Adviser:

DIMENSIONAL FUND ADVISORS LP
By: Dimensional Holdings Inc., general partner

By:
Name:
Title:

DFAS:

DFA SECURITIES LLC

By:
Name:
Title:

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